Exhibit 10.1

[DATE], 2024

[NAME]

VIA EMAIL

Dear [NAME]:

This letter agreement (this “Agreement”) confirms the agreement between you and Catalent, Inc. (the “Company”) regarding certain payments that you may become entitled to receive in connection with the acquisition (the “Acquisition”) of the Company by Creek Parent, Inc., pursuant to that certain Agreement and Plan of Merger, dated as of February 5, 2024 (the “Merger Agreement”) subject to your execution of this Agreement. This Agreement will become effective immediately prior to the consummation of the contemplated transactions (including the Acquisition) under the Merger Agreement.

1. Certain Taxes

In the event that it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company or any of its affiliated entities (including their respective successors) to or for your benefit in connection with the Acquisition (determined without regard to any additional payments required under this Section 1) (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, the “Excise Tax”), then the Company shall make an additional payment or payments to you (each, a “Reimbursement Payment”) in an amount such that after payment by you of all taxes (including, without limitation, any income taxes and any excise tax imposed upon the Reimbursement Payment), you retain an amount of the Reimbursement Payment equal to the Excise Tax imposed upon the Payments; provided that, notwithstanding the foregoing, in no event shall the Reimbursement Payment exceed $[●]. For purposes of determining the amount of the Reimbursement Payment, you shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Reimbursement Payment is to be made and (ii) pay applicable [State]1 state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Reimbursement Payment is to be made.

The Reimbursement Payment with respect to any Payment will be paid to you as soon as reasonably practicable following any Payment triggering such obligation. Notwithstanding any other provision of this Section 1, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for your benefit, all or any portion of any Reimbursement Payment, and you hereby consent to such withholding.

You and the Company agree that the determinations necessary to be made under the first paragraph of this Section 1, including whether and when a Reimbursement Payment is required, the amount of such Reimbursement Payment and the assumptions to be utilized in arriving at such

[1]	Note to Draft: To include the participant’s state of residence.

determinations, will be made by the Company, in its sole and absolute discretion, based on the most recent calculations prepared by Golden Parachute Tax Solutions LLC, who was retained by the Company (the “Consultant”).

As a result of the uncertainty in the application of Section 4999 of the Code at the time the amount of the Reimbursement Payment is determined, it is possible that at a later time there will be a determination that the Reimbursement Payments made by the Company were more than the Reimbursement Payments that should have been made by the Company (“Overpayment”), consistent with the calculations required to be made hereunder. You agree to refund the Company the amount of any Overpayment that the Consultant shall determine has occurred hereunder. If, after receipt of a Reimbursement Payment, you become entitled to receive any refund with respect to the Excise Tax to which such Reimbursement Payment relates, you shall promptly pay to the Company the amount of any such refund.

2. Other Terms.

The validity, interpretation, construction and performance of this letter shall in all respects be governed by the laws of the State of Delaware, without reference to principles of conflict of law, and will be binding on you, the Company and on any successor to the Company. Payments pursuant to this letter are intended to comply with or be exempt from the requirements of Section 409A of the Code (to the extent applicable) and shall be interpreted, operated and administered accordingly. Each payment under this letter will be treated as a separate payment for purposes of Section 409A of the Code. The Company shall bear all costs and expenses with respect to the Consultant’s preparation and calculation of any Reimbursement Payment.

3. Release

In exchange for the Reimbursement Payment provided pursuant to this Agreement, you, on behalf of yourself, your agents, representatives, administrators, receivers, trustees, executives, successors, heirs, designees, legal representatives, assignees, and attorneys, hereby release the Company and all of its direct and indirect parent entities, subsidiaries and affiliates (collectively the “Company Group”), and all of their respective directors, officers, employees, shareholders, benefit plans, plan administrators and other plan fiduciaries, predecessors, successors and assigns, from any and all claims, demands, rights, causes of action, fees and liabilities of any kind whatsoever (upon any legal or equitable theory, whether contractual, common-law, statutory, federal, state, local, or otherwise), related to or arising out of Sections 280G and 4999 of the Code or the Excise Tax. You further agree that the Reimbursement Payment made as provided herein is in full satisfaction of and extinguishes any and all alleged Company Group obligation(s) related to or arising out of Sections 280G and 4999 of the Code or the Excise Tax under any plan, policy, agreement or arrangement to which you are a party or in which you are a participant[, other than any rights that you may have under the employment agreement, dated August 28, 2023, between you and the Company]2.

[2]	Note to Draft: For Mr. Greisch only.

4. Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement. The terms of this Agreement supersede any provisions of any agreement with the Company to which you are a party or any Company benefit plan which, in either case, address the treatment of payments or benefits which will or may be subject to the Excise Tax.

5. Amendment.

No provision of this Agreement may be amended, waived, or discharged except by the mutual written agreement of the parties.

[Remainder of Page Intentionally Left Blank]

Please indicate your agreement to the terms set forth herein by executing this letter and returning it to [CONTACT] at [EMAIL].

Sincerely, CATALENT, INC.

Name:
Title:

Acknowledged and agreed on the date first written above:

[NAME]